EXHIBIT 99.1

January 25, 2007

Dow Reports Fourth Quarter Results

Record Fourth Quarter Sales and Strong Earnings

Second Highest Annual Earnings in Company’s History

Fourth Quarter of 2006 Highlights

•	Sales set a new fourth quarter record for the Company, rising 3 percent from the same period last year to $12.2 billion.
•	Earnings were $1.00 per share, compared with $1.12 per share in the same period last year.
•

Excluding certain items, earnings for the fourth quarter were down slightly year over year, from $1.02 per share in 2005 to $0.98 per share in 2006 (see supplemental table at the end of the release for a description of these items).

•	The Company further reduced debt during the fourth quarter of 2006, lowering the Company’s debt to capital ratio to 34 percent — five percentage points lower than at the end of 2005.

2006 Highlights

•	2006 sales increased by 6 percent compared with 2005, setting a new record for the Company of $49.1 billion.
•	Dow reported earnings for 2006 of $3.82 per share, the Company’s second highest earnings on record. Earnings in 2005 were $4.62 per share.
•	Excluding certain items, earnings in 2006 were $4.25 per share, marginally lower than $4.37 per share in 2005 (see supplemental table at the end of the release for a description of these items).

Comment

Andrew N. Liveris, Dow’s chairman and chief executive officer, stated:

“This was another very strong quarter for Dow, ending a tremendous year for the Company … our second highest year for earnings and a year that demonstrated the true value of our strategy to drive earnings growth and consistency. The diversity we have created across several different dimensions — geographic regions, businesses, end-use markets and technologies, as well as our stream of equity earnings — overcame the ups and downs of a volatile year and brought significant benefits to the Company in 2006.”

	3 Months Ended Dec. 31		12 Months Ended Dec. 31
(In millions, except for per share amounts)	2006	2005	2006	2005
Net Sales	$12,236	$11,917	$49,124	$46,307
Net Income	$975	$1,096	$3,724	$4,515
Earnings per Common Share	$1.00	$1.12	$3.82	$4.62

Review of Fourth Quarter Results

The Dow Chemical Company (NYSE: DOW) reported sales of $12.2 billion for the fourth quarter of 2006, 3 percent higher than in the same period last year, and a new fourth quarter record.

Year over year, volume was up 2 percent, as solid growth in the Performance segments and in Basic Plastics more than offset declines in Basic Chemicals and Hydrocarbons and Energy. Strong demand outside North America, most notably in Asia Pacific, more than offset continued weakness in both Canada and the United States. Price edged 1 percent higher, reflecting healthy gains across most of the Company’s Performance businesses, dampened by negative price momentum in Basic Plastics and Basic Chemicals.

Net income for the quarter was $975 million, 11 percent lower than a year ago, while earnings per share were $1.00, down from $1.12 in the same period last year. Excluding certain items in both periods, earnings per share were down slightly year over year, from $1.02 per share in 2005 to $0.98 per share in 2006 (see supplemental table at the end of the release for a description of these items).

After 17 consecutive quarters of year-over-year increases, feedstock and energy costs declined slightly in the fourth quarter of 2006, down 6 percent from the same period in 2005, supporting margin recovery. Equity earnings were again strong, contributing $242 million in the quarter, with significant increases from Dow Corning, MEGlobal, OPTIMAL and Siam Polyethylene more than offsetting declines from Petromont and Equipolymers and the absence of earnings from UOP LLC, which was sold in the fourth quarter of 2005.

During the quarter, the Company continued to focus on financial discipline. Debt was reduced by more than $650 million, bringing Dow’s debt to capital ratio to 34 percent by year-end 2006, which is five percentage points lower than the 39 percent reported at the end of 2005. Capital spending was $1.78 billion, inside the Company’s full year target of $1.8 billion, and 7 percent below depreciation of $1.9 billion. Selling, Administrative and Research and Development expenses rose compared with the same quarter last year, reflecting a disciplined investment strategy focused on building markets, expanding product offerings and establishing brands in several of Dow’s high-value, market-facing businesses and in key geographies.

“This was another very strong quarter for Dow, ending a tremendous year for the Company …   our second highest year for earnings and a year that demonstrated the true value of our strategy to drive earnings growth and consistency. The diversity we have created across several different dimensions — geographic regions, businesses, end-use markets and technologies, as well as our stream of equity earnings — overcame the ups and downs of a volatile year and brought significant benefits to the Company in 2006,” said Andrew N. Liveris, Dow’s chairman and chief executive officer.

“As we predicted, in the fourth quarter we saw strong results from Performance Chemicals and Performance Plastics. The benefits of our geographic balance were also apparent, with strength in Asia Pacific, Europe and Latin America offsetting a slowdown in the North American economies.  And results for the quarter again underscore the value of our investment in joint ventures,” he said.

Performance Plastics

In the Performance Plastics segment, fourth quarter sales of $3.55 billion set a new quarterly record, up 11 percent from the same period in 2005. Price rose 8 percent and volume increased 3 percent, with strong gains in every geographic region except North America, where the housing and automotive sectors showed particular weakness. Dow Epoxy set another quarterly sales record, driven by strong demand for functional coatings as product differentiation enabled the business to maintain strong customer support in higher value applications. The business saw positive price momentum and solid demand growth across all geographic regions, with double-digit volume increases in every region, except North America. The Specialty Plastics and Elastomers business also reported stronger pricing and volume growth, with the Wire and Cable business seeing healthy demand from the high voltage power distribution industries in Europe and Asia Pacific, and fiber optic applications. Equity earnings for the Performance Plastics segment fell in the fourth quarter compared with the same period last year, largely reflecting the impact of the sale of Union Carbide’s interest in UOP in the fourth quarter of 2005. Fourth quarter EBIT(1) for the Performance Plastics segment was $347 million, including a charge of $85 million related to a contingent liability for a fine imposed by the European Commission associated with synthetic rubber industry matters. EBIT for the fourth quarter of 2005 was $960 million, including a net gain of $637 million related to the sale of UOP, partly offset by restructuring charges totaling $28 million.

(1)             Earnings before interest, income taxes and minority interests (“EBIT”). A reconciliation of EBIT to “Net Income Available for Common Stockholders” is provided following the Operating Segments table.

Performance Chemicals

Sales in Performance Chemicals rose to $2.00 billion for the fourth quarter of 2006, an increase of 8 percent compared with $1.85 billion posted in the same period last year. Price was up 3 percent while volume increased 5 percent, with solid volume gains across all geographic regions and particular strength in both Asia Pacific and Latin America. Designed Polymers reported price gains and double-digit volume improvement, reflecting recent growth investments in this business, including the acquisition of Zhejiang Omex Environmental Engineering last July and a new facility for the production of FILMTEC™ membranes in Minneapolis, Minnesota, U.S.A. The Specialty Chemicals business also reported healthy volume gains in all geographic regions, as tight industry supply conditions and strong demand for gas treating applications in the Middle East more than offset sliding demand for aircraft de-icing fluids, the consequence of a mild winter in the northern hemisphere. Equity earnings in the Performance Chemicals segment rose significantly compared with the same quarter in 2005, bolstered by a record fourth quarter at Dow Corning and a stronger contribution from the specialty chemicals business of OPTIMAL. Performance Chemicals reported EBIT of $293 million for the fourth quarter, which included a restructuring charge of $1 million. In 2005, fourth quarter EBIT was $227 million, including restructuring charges totaling $14 million.

®                 ™ Trademark of The Dow Chemical Company

Agricultural Sciences

The Agricultural Sciences segment posted record fourth quarter sales of $814 million, 12 percent higher than the same period in 2005. This improvement was driven entirely by higher volume, with all geographic regions reporting year-over-year gains, and particular strength in Latin America and in Europe. New product launches and robust performance in the Plant Genetics and Biotechnology business, coupled with strong demand from the corn and sugar cane sectors in Brazil, bolstered growth in Latin America. Growth in Europe was primarily driven by demand for insecticides and by increased demand for herbicides for oil seed rape applications. Sales of spinosad insecticide products were particularly strong compared with the same quarter in 2005, reflecting recent registrations for new crops in several geographic regions. But despite these positives, fourth quarter EBIT for Agricultural Sciences fell from $74 million in 2005 to $38 million in 2006, principally the result of higher raw material costs and operating expenses, extremely competitive industry conditions in Brazil, and a change in product mix. EBIT in the fourth quarter 2005 included restructuring charges totaling $9 million.

Basic Plastics

Basic Plastics sales rose 1 percent in the fourth quarter, from $2.92 billion in 2005 to $2.94 billion in 2006.  Volume increased 4 percent, with modest growth in Europe and double-digit improvements in both Latin American and Asia Pacific more than offsetting some softness in North America. Price fell 3 percent, despite strong improvements in Europe and Asia Pacific, reflecting a marked decline in North America. This was particularly evident in the Polyethylene business, which reported increased demand in every geographic region, but saw North American prices decline by around 25 percent from the same period last year. Polyethylene price rose significantly year over year in both Europe and Asia Pacific, and was up slightly in Latin America. Despite reporting price improvements for Polystyrene in every geographic region compared with the same period last year, the overall double-digit increase was not sufficient to keep pace with the escalating cost of benzene, which continues to present a significant challenge for the business.  Equity earnings in the fourth quarter fell from the same period in 2005, as a stronger contribution from the Company’s polyethylene joint venture with Siam Cement largely offset a drop in earnings from Petromont. Fourth quarter EBIT for the Basic Plastics segment was $461 million. This was down from $624 million in the same period last year, which included a restructuring charge of $12 million.

Basic Chemicals

Fourth quarter sales in the Basic Chemicals segment declined 14 percent in 2006 compared with a year ago, from $1.53 billion to $1.32 billion. Price fell 8 percent, while volume declined 6 percent, reflecting lower demand across all geographic regions. Much of this reduction was attributed to the Chlor-Vinyl business, reflecting slower demand from the PVC industry in North America as fabricators drew down inventory in anticipation of lower prices. In Europe, volume was hit by an unplanned shutdown at the Schkopau plant in Germany. The plant is now back on stream. Caustic soda volume for the quarter increased slightly compared with the same period in 2005, with healthy demand from the alumina industry more than offsetting continued weakness in pulp and paper. Equity earnings in the Basic Chemicals segment increased markedly in the fourth quarter of 2006 compared with the same period a year ago, reflecting significant improvements in the earnings from MEGlobal, and the ethylene glycol businesses of EQUATE and OPTIMAL.  The segment reported EBIT for the fourth quarter of $194 million, including restructuring charges of $19 million.  This compares with $268 million in the fourth quarter 2005, which included a $3 million restructuring charge.

Review of Results for 2006

Dow reported record annual sales of $49.1 billion in 2006, 6 percent higher than last year’s record of $46.3 billion.  Price rose 5 percent, with increases in every operating segment except Agricultural Sciences, and in all geographic regions. Volume edged up 1 percent, with particular strength across the Performance portfolio and in Asia Pacific, which rose 7 percent and 10 percent respectively.

Net income for the year was $3.7 billion, which included certain items with a net unfavorable impact of $417 million. This compares with net income for 2005 of $4.5 billion, which included a net favorable impact of $242 million from certain items during that year. Excluding these items in both periods, earnings per share were $4.25 in 2006, down slightly from $4.37 in 2005 (see supplemental table at the end of the release for a description of certain items).

Commenting on the Company’s outlook, Liveris said: “The global economy remains strong and, as we begin 2007, feedstock and energy costs are trending lower … creating a positive macroeconomic backdrop that should help ensure healthy demand for our products and generate solid results through the year ahead. The strength and resilience of our portfolio will be particularly evident in our Performance segments, which now have revenues totaling more than $25 billion.

“Our focus on financial discipline will continue as we invest for long-term growth, delivering innovative products and services to our customers and greater value to our shareholders. As we have been saying for some time, we believe that 2007 will be another very good year for Dow, and that our transformational strategy will continue to create an earnings ridge for some time to come.”

•                  Dow will host a live Webcast of its fourth quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10:00 a.m. EDT on www.dow.com.

About Dow

Dow is a diversified chemical company that harnesses the power of innovation, science and technology to constantly improve what is essential to human progress. The Company offers a broad range of products and services to customers in 180 countries, helping them to provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care products. Built on a commitment to its principles of sustainability, Dow has annual sales of $49 billion and employs 43,000 people worldwide. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP measures: Dow’s management believes that measures of income excluding certain items (“non-GAAP” information) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Supplemental Information tables.

Note:  The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Supplemental Information

Description of Certain Items Affecting Results and

Reconciliation of Earnings Per Share (“EPS”)

Fourth Quarters of 2006 and 2005

Earnings in the fourth quarter of 2006 were favorably impacted by a reduction in Union Carbide’s asbestos liability of $177 million (shown as “Asbestos-related credit” and reflected in Unallocated and Other). Earnings in the fourth quarter of 2006 were unfavorably impacted by the recognition of a contingent liability of $85 million for a fine imposed by the European Commission related to synthetic rubber industry matters (included in “Sundry income - net” and reflected in Performance Plastics), and a pretax adjustment of $12 million to the third quarter 2006 “Restructuring charges” described below. The adjustment included a charge of $1 million against Performance Chemicals, a charge of $19 million against Basic Chemicals, and a credit of $8 million reflected in Unallocated and Other.

In the fourth quarter of 2005, earnings were favorably impacted by a pretax gain of $637 million on the sale of Union Carbide’s 50 percent interest in UOP LLC (reflected in “Sundry income — net”). This gain was partially offset by pretax charges totaling $114 million for various restructuring activities. Earnings in the fourth quarter 2005 were further reduced by a cash donation of $100 million to The Dow Chemical Company Foundation (reflected in “Sundry income - net”); a charge to the “Provision for income taxes” of $137 million related to an unfavorable tax ruling; and an after-tax charge of $20 million related to asset retirement obligations required under FIN 47.

A table showing the impact of these items by operating segment is included with the Operating Segments tables.

Certain Items Affecting Results	Pretax		Impact on		Impact on
	Impact (1)		Net Income (2)		EPS (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005
Restructuring charges	$(12)	$(114)	$(7)	$(77)	$(0.01)	$(0.08)
Asbestos-related credit	177	—	112	—	0.12	—
Contingent liability related to EC fine	(85)	—	(84)	—	(0.09)	—
Gain on sale of UOP LLC	—	637	—	402	—	0.41
Cash donation for aid to education and community development	—	(100)	—	(65)	—	(0.07)
Unfavorable tax ruling	—	—	—	(137)	—	(0.14)
Cumulative effect of change in accounting principle	—	—	—	(20)	—	(0.02)
Total	$80	$423	$21	$103	$0.02	$0.10

Reconciliation of Earnings Per Share	Three Months Ended
	Dec. 31, 2006	Dec. 31, 2005
Earnings per share excluding certain items	$0.98	$1.02
Certain items affecting earnings per share	0.02	0.10
Reported earnings per share	$1.00	$1.12

(1)    Impact on “Income before Income Taxes and Minority Interests”

(2)    Impact on “Net Income Available for Common Stockholders”

(3)    Impact on “Earnings per common share — diluted”

Years ended December 31, 2006 and 2005

In addition to the items described above for the fourth quarter of 2006, earnings for 2006 included pretax restructuring charges totaling $579 million in the third quarter associated with plans to shut down a number of assets around the world as part of the Company’s drive to improve the competitiveness of its global operations. The charges included asset write-downs and write-offs of $327 million, costs associated with exit or disposal activities of $171 million and severance costs of $81 million. The impact of these charges is shown as “Restructuring charges” and is reflected in the results of various segments.

In addition to the items described above for the fourth quarter of 2005, earnings for 2005 were favorably impacted by a pretax gain of $70 million related to the sale of a 2.5 percent interest in the EQUATE joint venture (included in “Sundry income - net”). Earnings for 2005 were also favorably impacted by a $113 million credit to the “Provision for income taxes” related to the repatriation of foreign earnings in 2005 under the American Jobs Creation Act (“AJCA”). Earnings for 2005 were negatively impacted by a loss of $31 million associated with the early extinguishment of debt (included in “Sundry income — net”).

A table showing the impact of these items by operating segment is included with the Operating Segments tables.

Certain Items Affecting Results	Pretax Impact (1)		Impact on Net Income (2)		Impact on EPS (3)
	Twelve Months Ended		Twelve Months Ended		Twelve Months Ended
In millions, except per share amounts	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005
Restructuring charges	$(591)	$(114)	$(445)	$(77)	$(0.46)	$(0.08)
Asbestos-related credit	177	—	112	—	0.12	—
Contingent liability related to EC fine	(85)	—	(84)	—	(0.09)	—
Gain on sale of UOP LLC	—	637	—	402	—	0.41
Cash donation for aid to education and community development	—	(100)	—	(65)	—	(0.07)
Gain on sale of EQUATE shares	—	70	—	46	—	0.05
Loss on early extinguishment of debt	—	(31)	—	(20)	—	(0.02)
AJCA repatriation of foreign earnings	—	—	—	113	—	0.12
Unfavorable tax ruling	—	—	—	(137)	—	(0.14)
Cumulative effect of change in accounting principle	—	—	—	(20)	—	(0.02)
Total	$(499)	$462	$(417)	$242	$(0.43)	$0.25

Reconciliation of Earnings Per Share	Twelve Months Ended
	Dec. 31, 2006	Dec. 31, 2005
Earnings per share excluding certain items	$4.25	$4.37
Certain items affecting earnings per share	(0.43)	0.25
Reported earnings per share	$3.82	$4.62

(1)          Impact on “Income before Income Taxes and Minority Interests”

(2)          Impact on “Net Income Available for Common Stockholders”

(3)          Impact on “Earnings per common share — diluted”

Financial Statements (Note A)

The Dow Chemical Company and Subsidiaries

Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
In millions, except per share amounts (Unaudited)	2006	2005	2006	2005
Net Sales	$12,236	$11,917	$49,124	$46,307
Cost of sales	10,499	10,029	41,526	38,276
Research and development expenses	308	283	1,164	1,073
Selling, general and administrative expenses	453	392	1,663	1,545
Amortization of intangibles	13	15	50	55
Restructuring charges (Note B)	12	114	591	114
Asbestos-related credit (Note C)	177	—	177	—
Equity in earnings of nonconsolidated affiliates	242	225	959	964
Sundry income - net (Note D)	50	577	137	755
Interest income	57	40	185	138
Interest expense and amortization of debt discount	154	159	616	702
Income before Income Taxes and Minority Interests	1,323	1,767	4,972	6,399
Provision for income taxes (Note E)	324	629	1,155	1,782
Minority interests’ share in income	24	22	93	82
Income before Cumulative Effect of Change in Accounting Principle	$975	$1,116	$3,724	$4,535
Cumulative effect of change in accouting principle (Note F)	—	(20)	—	(20)
Net Income Available for Common Stockholders	$975	$1,096	$3,724	$4,515
Share Data
Earnings before cumulative effect of change in accounting principle per common share - basic	$1.02	$1.15	$3.87	$4.71
Earnings per common share - basic	$1.02	$1.13	$3.87	$4.69
Earnings before cumulative effect of change in accounting principle per common share - diluted	$1.00	$1.14	$3.82	$4.64
Earnings per common share - diluted	$1.00	$1.12	$3.82	$4.62
Common stock dividends declared per share of common stock	$0.375	$0.335	$1.50	$1.34
Weighted-average common shares outstanding - basic	958.5	966.4	962.3	963.2
Weighted-average common shares outstanding - diluted	971.1	981.3	974.4	976.8
Depreciation	$486	$526	$1,904	$1,904
Capital Expenditures	$657	$547	$1,775	$1,597

Notes to the Consolidated Financial Statements:

A

The unaudited consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. Except as otherwise indicated by the context, the terms “Company” and “Dow” as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

B

In August 2006, Dow’s Board of Directors approved a plan to shut down a number of assets around the world as the Company continues its drive to improve the competitiveness of its global operations. As a result, the Company recorded restructuring charges totaling $579 million in the third quarter of 2006. The charges included asset write-downs and write-offs, severance costs, contract termination fees, costs for asbestos abatement and environmental remediation, and pension curtailment costs and termination benefits associated with Dow’s defined benefit plans. In the fourth quarter of 2006, the Company recorded a net $12 million adjustment to the third quarter restructuring charges. In the fourth quarter of 2005, the Company recorded charges totaling $114 million related to restructuring activities, including costs related to plant closures of $67 million, losses of $12 million on asset sales, the write-off of an intangible asset of $10 million and employee-related expenses of $25 million.

C

In December 2006, Union Carbide reduced its asbestos-related liability $177 million based on a new study completed in the fourth quarter by Analysis, Research & Planning Corporation using historical claims data for Union Carbide and Amchem.

D

In the fourth quarter of 2006, the Company recognized a contingent liability of $85 million related to a fine imposed by the European Commission (“EC”) associated with synthetic rubber industry matters. The Company continues to evaluate the EC’s decision and its right to appeal. In November 2004, Union Carbide Corporation sold a 2.5 percent interest in EQUATE to National Bank of Kuwait for $104 million. In March 2005, the resale of these shares to private Kuwaiti investors was completed, reducing Union Carbide’s ownership interest from 45 percent to 42.5 percent and resulting in a pretax gain of $70 million in the first quarter of 2005. On November 30, 2005, Union Carbide Corporation completed the sale of its indirect 50 percent interest in UOP LLC to Honeywell Specialty Materials LLC. The sale resulted in proceeds of $867 million and a pretax gain of $637 million. In December 2005, the Company made a cash donation of $100 million to The Dow Chemical Company Foundation for aid to education and community development.

E

In the second quarter of 2005, the Company finalized its plan for the repatriation of foreign earnings subject to the requirements of the American Jobs Creation Act of 2004, resulting in a credit to the “Provision for income taxes” of $113 million. On January 23, 2006, the Company received an unfavorable tax ruling from the United States Court of Appeals for the Sixth Circuit reversing a prior U.S. District Court decision relative to corporate owned life insurance, resulting in a charge to the provision for income taxes of $137 million in the fourth quarter of 2005.

F

On December 31, 2005, the Company adopted FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations.” The cumulative effect of adoption was a charge of $20 million (net of tax of $12 million).

The Dow Chemical Company and Subsidiaries

Consolidated Balance Sheets

	Dec. 31,	Dec. 31,
In millions (Unaudited)	2006	2005
Assets
Current Assets
Cash and cash equivalents	$2,757	$3,806
Marketable securities and interest-bearing deposits	153	32
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2006: $122; 2005: $169)	4,988	5,124
Other	3,060	2,802
Inventories	6,058	5,319
Deferred income tax assets - current	193	321
Total current assets	17,209	17,404
Investments
Investment in nonconsolidated affiliates	2,735	2,285
Other investments	2,143	2,156
Noncurrent receivables	288	274
Total investments	5,166	4,715
Property
Property	44,381	41,934
Less accumulated depreciation	30,659	28,397
Net property	13,722	13,537
Other Assets
Goodwill	3,242	3,140
Other intangible assets (net of accumulated amortization - 2006: $620; 2005: $552)	457	443
Deferred income tax assets - noncurrent	4,006	3,658
Asbestos-related insurance receivables - noncurrent	725	818
Deferred charges and other assets	1,054	2,219
Total other assets	9,484	10,278
Total Assets	$45,581	$45,934

Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable	$219	$241
Long-term debt due within one year	1,291	1,279
Accounts payable:
Trade	3,825	3,931
Other	1,849	1,829
Income taxes payable	569	493
Deferred income tax liabilities - current	251	201
Dividends payable	382	347
Accrued and other current liabilities	2,215	2,342
Total current liabilities	10,601	10,663
Long-Term Debt	8,036	9,186
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	999	1,395
Pension and other postretirement benefits - noncurrent	3,094	3,308
Asbestos-related liabilities - noncurrent	1,079	1,384
Other noncurrent obligations	3,342	3,338
Total other noncurrent liabilities	8,514	9,425
Minority Interest in Subsidiaries	365	336
Preferred Securities of Subsidiaries	1,000	1,000
Stockholders’ Equity
Common stock	2,453	2,453
Additional paid-in capital	830	661
Unearned ESOP shares	—	(1)
Retained earnings	16,987	14,719
Accumulated other comprehensive loss	(2,235)	(1,949)
Treasury stock at cost	(970)	(559)
Net stockholders’ equity	17,065	15,324
Total Liabilities and Stockholders’ Equity	$45,581	$45,934

See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries

Operating Segments

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
In millions (Unaudited)	2006	2005	2006	2005
Sales by operating segment
Performance Plastics	$3,546	$3,183	$13,944	$12,405
Performance Chemicals	1,999	1,854	7,867	7,521
Agricultural Sciences	814	729	3,399	3,364
Basic Plastics	2,944	2,919	11,833	11,007
Basic Chemicals	1,315	1,529	5,560	5,643
Hydrocarbons and Energy	1,562	1,618	6,205	6,061
Unallocated and Other	56	85	316	306
Total	$12,236	$11,917	$49,124	$46,307
EBIT(1) by operating segment
Performance Plastics	$347	$960	$1,629	$2,507
Performance Chemicals	293	227	1,242	1,435
Agricultural Sciences	38	74	415	543
Basic Plastics	461	624	2,022	2,398
Basic Chemicals	194	268	689	1,129
Hydrocarbons and Energy	—	(1)	—	(1)
Unallocated and Other	87	(266)	(594)	(1,048)
Total	$1,420	$1,886	$5,403	$6,963
Certain items (reducing)/increasing EBIT by operating segment(2)
Performance Plastics	$(85)	609	$(327)	$609
Performance Chemicals	(1)	(14)	(12)	(14)
Agricultural Sciences	—	(9)	—	(9)
Basic Plastics	—	(12)	(16)	17
Basic Chemicals	(19)	(3)	(184)	38
Unallocated and Other	185	(148)	40	(179)
Total	$80	423	$(499)	$462
Equity in earnings of nonconsolidated affiliates by operating segment (included in EBIT)
Performance Plastics	$8	$39	$89	$198
Performance Chemicals	93	57	368	294
Agricultural Sciences	—	1	1	1
Basic Plastics	46	57	173	215
Basic Chemicals	78	55	241	204
Hydrocarbons and Energy	17	17	85	52
Unallocated and Other	—	(1)	2	—
Total	$242	$225	$959	$964

(1)             The Company uses EBIT (which Dow defines as earnings before interest, income taxes and minority interests) as its measure of profit/loss for segment reporting purposes.  EBIT includes all operating items related to the businesses and excludes items that principally apply to the Company as a whole.  A reconciliation of EBIT to “Net Income Available for Common Stockholders” is provided below:

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2006	2005	2006	2005
EBIT	$1,420	$1,886	$5,403	$6,963
+ Interest income	57	40	185	138
- Interest expense and amortization of debt discount	154	159	616	702
- Provision for income taxes	324	629	1,155	1,782
- Minority interests’ share in income	24	22	93	82
+ Cumulative effect of change in accounting principle	—	(20)	—	(20)
Net Income Available for Common Stockholders	$975	$1,096	$3,724	$4,515

(2)             See Supplemental Information for a description of certain item affecting results in 2006 and 2005.

The Dow Chemical Company and Subsidiaries

Sales Volume and Price by Operating Segment

	Three Months Ended			Twelve Months Ended
	Dec. 31, 2006			Dec. 31, 2006
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Operating segments
Performance Plastics	3%	8%	11%	7%	5%	12%
Performance Chemicals	5%	3%	8%	4%	1%	5%
Agricultural Sciences	12%	—	12%	3%	(2)%	1%
Basic Plastics	4%	(3)%	1%	1%	7%	8%
Basic Chemicals	(6)%	(8)%	(14)%	(2)%	1%	(1)%
Hydrocarbons and Energy	(5)%	2%	(3)%	(9)%	11%	2%
Total	2%	1%	3%	1%	5%	6%

Sales by Geographic Area

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
In millions (Unaudited)	2006	2005	2006	2005
Sales by geographic area
United States	$4,269	$4,656	$18,172	$17,524
Europe	4,496	3,981	17,846	16,624
Rest of World	3,471	3,280	13,106	12,159
Total	$12,236	$11,917	$49,124	$46,307

Sales Volume and Price by Geographic Area

	Three Months Ended			Twelve Months Ended
	Dec. 31, 2006			Dec. 31, 2006
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Geographic areas
United States	(1)%	(7)%	(8)%	—	4%	4%
Europe	3%	10%	13%	1%	6%	7%
Rest of World	6%	—	6%	5%	3%	8%
Total	2%	1%	3%	1%	5%	6%